EXHIBIT 21

                                  SUBSIDIARIES

CSI Sub Corp. (DE), a Delaware corporation (wholly owned)

DeLeeuw Associates, LLC, a Delaware limited liability company (wholly owned)

DeLeeuw International Yonetim Danismanligi ve Ticaret Limited Sirketi, a limited sirketi formed under the laws of Turkey (50% owned by DeLeeuw Associates, LLC)

Doorways, Inc., a New York corporation (wholly owned)

Evoke Software Corporation, a Delaware corporation (95% owned)

Evoke Software (Europe) Limited (wholly owned subsidiary of Evoke Software Corporation in United Kingdom)

Evoke Software SARL (wholly owned subsidiary of Evoke Software Corporation in France)

Evoke Software Deutschland GmbH (wholly owned subsidiary of Evoke Software Corporation in Germany)

LEC Corporation (of NJ), a Delaware corporation (wholly owned)